EXHIBIT A
JOINT FILING AGREEMENT
     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of Chelsea Therapeutics International, Ltd. and further agree that this agreement be included as an exhibit to such filing. Each party to the agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement. Each party to this agreement agrees that this joint filing agreement may be signed in counterparts.
     In evidence whereof, the undersigned have caused this Agreement to be executed on their behalf this 15th day of March, 2010.

Venrock Healthcare Capital Partners, L.P.		Venrock Co-Investment Holdings, LLC

By:	VHCP Management, LLC,	By:	VHCP Management, LLC,
	its General Partner		its Manager

By:	/s/ David L. Stepp Name: David L. Stepp	By:	/s/ David L. Stepp Name: David L. Stepp
	Title: Authorized Signatory		Title: Authorized Signatory

VHCP Management, LLC

By:	/s/ David L. Stepp

Name: David L. Stepp
Title: Authorized Signatory

/s/ David L. Stepp, as attorney-in-fact

Anders Hove

/s/ David L. Stepp, as attorney-in-fact

Bryan Roberts